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                                                                      EXHIBIT 12

                  HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

                               STATEMENT OF RATIOS
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
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                                                                   FOR THE YEARS ENDED DECEMBER 31,
                                                                        (DOLLARS IN THOUSANDS)
                                             1998            1997            1996           1995            1994
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
  Gross premium to surplus ratio:
      Gross written premium             $     500,962   $     346,094   $    340,367    $    338,753   $    283,530
      Policyholders' surplus                  369,401         331,922        288,863         251,125        206,596
      Premium to surplus ratio (1)              135.6%          104.3%         117.8%          134.9%         137.2%

  (Gross premium to surplus ratio = gross written premium divided by policyholders' surplus)

  Net premium to surplus ratio:
      Net written premium               $     123,315   $     143,068   $    189,022    $    184,028   $    133,143
      Policyholders' surplus                  369,401         331,922        288,863         251,125        206,596
      Premium to surplus ratio (1)               33.4%           43.1%          65.4%           73.3%          64.4%

  (Net premium to surplus ratio = net written premium divided by policyholders' surplus)

  Loss ratio:
      Incurred loss and LAE             $      95,435   $     100,158   $    115,521    $    106,346   $     76,494
      Net earned premium                      142,108         162,626        179,490         160,145        122,393
      Loss ratio (1)                            67.2%           61.6%           64.4%           66.4%          62.5%

  (Loss ratio = incurred loss and LAE divided by net earned premium)

  Expense ratio:
      Underwriting expense              $      19,417   $      24,627   $     36,379    $     33,239   $     27,137
      Net written premium                     123,315         143,068        189,022         184,028        133,143
      Expense ratio (1)                          15.7%           17.2%          19.2%           18.1%          20.4%

  (Expense ratio = underwriting expense divided by net written premium)

      Combined ratio (1)                         82.9%           78.8%          83.6%           84.5%          82.9%

  (Combined ratio = loss ratio plus expense ratio)
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  (1) Calculated for the Company's insurance company subsidiaries on the basis of statutory accounting principles.